Galena Biopharma Completes Divestiture of Abstral® (fentanyl) Sublingual Tablets as Part of Strategic Focus on its Immunotherapy Pipeline

Total transaction value of up to $12 million with $8 million cash upfront and an additional $4 million based on achievement of certain sales milestones

San Ramon, California, November 20, 2015- Galena Biopharma, Inc. (NASDAQ: GALE), a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs, today announced the sale of its Abstral® (fentanyl) Sublingual Tablet product to a private company in a deal valued at up to $12 million, with $8 million cash upfront and up to $4 million in additional cash upon the achievement of certain sales milestones, effective as of November 19, 2015. For additional information about the transaction, please refer to the Form 8-K filed with the SEC and available on our website.

“We are pleased to complete this divestiture in a timely manner to allow us to focus our energy and resources solely on our clinical development programs as we believe this strategic shift is in the best interest of our patients, our shareholders, and the long-term success of our company,” said Mark W. Schwartz, Ph.D., President and Chief Executive Officer of Galena Biopharma.

Mizuho Securities acted as exclusive advisor to Galena Biopharma on this transaction.

About Abstral® (fentanyl) Sublingual Tablets

Abstral® (fentanyl) Sublingual Tablets, is a treatment option for inadequately controlled breakthrough cancer pain (BTcP), which is estimated to affect more than 50% of all cancer patients. Abstral is approved by the FDA, and is a sublingual (under the tongue) tablet for the management of breakthrough pain in patients with cancer, 18 years of age and older, who are already receiving, and who are tolerant to, opioid therapy for their persistent baseline cancer pain. The Abstral formulation delivers the analgesic power and increased bioavailability of micronized fentanyl in a sublingual tablet that is designed to dissolve under the tongue in seconds and provide relief of breakthrough pain within minutes. Abstral is a transmucosal immediate release fentanyl (TIRF) product with product class oversight by the TIRF Risk Evaluation and Mitigation Strategy (REMS) access program. See full prescribing information at www.abstral.com.

Important Safety Information

ABSTRAL is an opioid agonist indicated for the management of breakthrough pain in cancer patients 18 years of age and older who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain.

WARNING: RISK OF RESPIRATORY DEPRESSION, MEDICATION ERRORS, ABUSE POTENTIAL

RESPIRATORY DEPRESSION

Fatal respiratory depression has occurred in patients treated with immediate-release transmucosal fentanyl, including following use in opioid non-tolerant patients and improper dosing. The substitution of ABSTRAL for any other fentanyl product may result in fatal overdose. Due to the risk of respiratory depression, ABSTRAL is contraindicated in the management of acute or postoperative pain including headache/migraine and in opioid non-tolerant patients

ABSTRAL must be kept out of reach of children.

The concomitant use of ABSTRAL with CYP3A4 inhibitors may result in an increase in fentanyl plasma concentrations, and may cause potentially fatal respiratory depression.

MEDICATION ERRORS

Substantial differences exist in the pharmacokinetic profile of ABSTRAL compared to other fentanyl products that result in clinically important differences in the extent of absorption of fentanyl that could result in fatal overdose.

•	When prescribing, do not convert patients on a mcg per mcg basis from any other fentanyl products to ABSTRAL.

•	When dispensing, do not substitute an ABSTRAL prescription for other fentanyl products.

ABUSE POTENTIAL

ABSTRAL contains fentanyl, an opioid agonist and a Schedule II controlled substance, with an abuse liability similar to other opioid analgesics. ABSTRAL can be abused in a manner similar to other opioid agonists, legal or illicit. This should be considered when prescribing or dispensing ABSTRAL in situations where the physician or pharmacist is concerned about an increased risk of misuse, abuse or diversion.

Because of the risk for misuse, abuse, addiction, and overdose, ABSTRAL is available only through a restricted program, required by the Food and Drug Administration, called a Risk Evaluation and Mitigation Strategy (REMS). Under the TIRF (Transmucosal Immediate Release Fentanyl) REMS Access program, outpatients, healthcare professionals who prescribe to outpatients, pharmacies, and distributors must enroll in the program. Further information is available at www.TIRFREMSAccess.com or by calling 1-866-822-1483.

For additional important safety information, see the full Prescribing Information for ABSTRAL available at www.abstral.com.

About Galena Biopharma, Inc.

Galena Biopharma, Inc. is a biopharmaceutical company committed to the development and commercialization of targeted oncology therapeutics that address major unmet medical needs. Galena’s development portfolio is focused primarily on addressing the rapidly growing patient populations of cancer survivors by harnessing the power of the immune system to prevent cancer recurrence. The Company’s pipeline consists of multiple mid- to late-stage clinical assets, including novel cancer immunotherapy programs led by NeuVax™ (nelipepimut-S) and GALE-301. NeuVax is currently in a pivotal, Phase 3 clinical trial with several concurrent Phase 2 trials ongoing both as a single agent and in combination with other therapies. GALE-301 is in a Phase 2a clinical trial in ovarian and endometrial cancer and in a Phase 1b given sequentially with GALE-302. For more information, visit www.galenabiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about expected and realized revenue from the sale of Abstral®, the divestiture of the commercial operations including our commercial products, the issuance and exclusivity of patents, the progress of development of Galena’s product candidates, including patient enrollment in our clinical trials., as well as other statements related to the progress and timing of our development activities, present or future licensing, collaborative or financing arrangements or that otherwise relate to future periods. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in Galena’s Annual Report on Form 10-K for the year ended December 31, 2014 and most recent Quarterly Reports on Form 10-Q filed with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

NeuVax is a trademark of Galena Biopharma, Inc. All other trademarks are property of their respective owners.

Contact:

Remy Bernarda
SVP, Investor Relations & Corporate Communications
(503) 405-8258
rbernarda@galenabiopharma.com

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